UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 1, 2008

Dental Patient Care America, Inc.
(Exact name of registrant as specified in its charter)

Utah	333-37842	87-0639343
(State or other Jurisdiction	(Commission File	(IRS Employer
of Incorporation)	Number)	Identification No.)

2150 South 1300 East, Suite 500
Salt Lake City, Utah		84106
(Address of Principal Executive Offices)		(Zip code)

Registrant’s telephone number, including area code: (801) 486-5555

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

As described under Item 2.01, Dental Patient Care America, Inc., a Utah corporation (the “Issuer”) and its wholly owned subsidiaries Dental Cooperative, Inc. and Dental Practice Transition, Inc., collectively referred to in this report as the “Issuer,” entered into a Purchase and Sale Agreement with DPAT-2 Owners, LLC, a Utah limited liability company (“Purchaser”), DPAT-2, LLC, a Utah limited liability company (“DPAT-2”), and Dr. Richard R. Clegg and Richard R. Clegg, DDS PC (collectively “Clegg”), dated as of October 1, 2008, with respect to the sale of DPAT-2 to Purchaser.

Item 2.01	Completion of Acquisition or Disposition of Assets

The Issuer was the owner of 100% of the membership interests of DPAT-2, which in turn owned the dental practice (the “Practice”) that was acquired by the Issuer from Clegg in November 2006. In connection with the Issuer’s acquisition of the Practice, it had entered into an Affiliate Member Practice Purchase Agreement and a Management Services Agreement with Clegg, which are collectively referred to in this report as the “Clegg Agreements.”

Effective October 1, 2008, the Issuer, in accordance with its business model and long-standing plans, sold DPAT-2 to Purchaser in consideration for: (i) Purchaser’s assumption of the Issuer’s obligations under the Clegg Agreements; (ii) the payment to the Issuer of an on-going management fee equal to 19% of the annual margin of DPAT-2 commencing January 1, 2009 and continuing until such time as Purchaser sells its interest in DPAT-2; and (iii) a disposition fee equal to 19% of Purchaser’s net profit from the sale of DPAT-2. Clegg consented to the transaction and agreed that any provisions in the Clegg Agreements providing for the issuance of the Issuer’s securities on or after October 1, 2008 were void. The sale was made effective as of October 1, 2008 and, accordingly, Purchaser is obligated to perform all obligations arising under the Clegg Agreements from and after October 1, 2008 and is entitled to the profits or losses from DPAT-2’s operations from and after October 1, 2008.

As a result of the transaction, effective October 1, 2008, the Issuer transferred approximately $297,000 of assets and $461,000 of liabilities and accumulated deficit to Purchaser. The Issuer anticipates that it will recognize a gain on the disposition of DPAT-2 of approximately $163,000. [As a result of the Issuer’s prior determination to dispose of DPAT-2, in its quarterly report on Form 10-Q for the quarter ended September 30, 2008, the Issuer had reclassified its consolidated balance sheets at September 30, 2008 and December 31, 2007 to reflect the DPAT-2 assets as assets held for resale and their associated liabilities. Because the sale was expected to be consummated within twelve months, the assets held for resale and related liabilities were reflected as current assets and liabilities. In addition, the operations of DPAT-2 for the three and nine month periods ended September 30, 2008 and 2007 were reported within “income from discontinued operations” in the accompanying consolidated statements of operations.]

The transaction may be deemed to constitute a related party transaction because Purchaser is owned by: (i) Marlon Berrett, an officer and director of the Issuer, (ii) Andrew Eberhardt, an officer of Issuer, and (iii) Dr. Richard Clegg, a shareholder of the Issuer and one of the persons from whom the Practice was originally acquired by the Issuer and to whom various obligations are owing by the Issuer under the Clegg Agreements. The transaction was approved by a majority of the Issuer’s disinterested directors.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Title of Document	Location
10.1

Purchase and Sale Agreement among Dental Patient Care America, Inc.,
Dental Cooperative, Inc., Dental Practice Transition, Inc.,
DPAT-2, LLC, DPAT-2 Owners, LLC,
Richard R. Clegg and Richard R. Clegg DDS PC, dated as of October 1, 2008

This Filing

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DENTAL PATIENT CARE AMERICA, INC.

Date: March 24, 2009	By	/s/ Michael Silva
Michael Silva
Chief Executive Officer

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